                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                           Amendment No. 10

                            SCHEDULE 13D/A

              Under the Securities Exchange Act of 1934


                 Malibu Entertainment Worldwide, Inc.
-------------------------------------------------------------------------
                           (Name of Issuer)

                    Common Stock, $.01 par value
-------------------------------------------------------------------------
                   (Title of Class of Securities)

                              561182106
                              ---------

                            (CUSIP Number)

                  Malibu Entertainment Worldwide, Inc.

                         5895 Windward Parkway
                               Suite 220
                       Alpharetta, Georgia  30202
                            (770) 442-6640
--------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person
            Authorized to Receive Notices and Communications)

                            With a copy to:

                        Robert A. Profusek, Esq.
                       Jones, Day, Reavis & Pogue
                         599 Lexington Avenue
                       New York, New York 10022
                            (212) 326-3939

                            November 14, 1996
                 -------------------------------------
                  (Date of Event which Requires Filing
                           of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [x].

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 2 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEI Holdings, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 3 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEI GenPar, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     PN
================================================================================

                *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 4 of ___ Pages
                ---------
===============================                =================================


================================================================================
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HH GenPar Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(e) or 2(f)                                        |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OR ORGANIZATION

      Texas
--------------------------------------------------------------------------------
7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      39,323,513(1)
--------------------------------------------------------------------------------
8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
      SHARES*                                                               |_|
--------------------------------------------------------------------------------
9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

      81.4%
--------------------------------------------------------------------------------
10    TYPE OF REPORTING PERSON

      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 5 of ___ Pages
                ---------
===============================                =================================



================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hampstead Associates, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     Texas
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 6 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RAW GenPar, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     Texas
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 7 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     InMed, Inc. d/b/a Incap, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     Texas
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 8 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donald J. McNamara
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 9 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert A. Whitman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

===============================                =================================
      CUSIP No. 561182106           13D-1             Page 10 of ___ Pages
                ---------
===============================                =================================


================================================================================
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Daniel A. Decker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(e) or 2(f)                                         |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States
--------------------------------------------------------------------------------
7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES*                                                                |_|
--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------
(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

    This Amendment No. 10 amends and supplements the Statement on
Schedule 13D first filed on June 17, 1996, as amended by Amendments No. 1 through 9 (the "Schedule 13D"), by MEI Holdings, L.P., a Delaware limited partnership ("Holdings"), and certain other persons.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended to read as follows:

         Holdings has entered into a Loan Agreement, dated as of June 5, 1997 (the "Loan Agreement"), with Nomura Asset Capital Corporation, as Lender ("Nomura"), pursuant to which it borrowed $10.0 million. In connection with such borrowing, Holdings pledged 38,323,513 Common Shares beneficially owned by Holdings under a Pledge and Security Agreement, dated as of June 5, 1997, between Holdings and Nomura. The proceeds of such borrowings will be used to fund a $10.0 million loan to the Company. Pursuant to the Subordination Agreement, dated as of June 5, 1997 (the "Subordination Agreement"), among the Company, Holdings and Foothill Capital Corporation ("Foothill"), the Company's obligations to Holdings in respect of such loan are subordinate and junior in right of payment to senior obligations of the Company incurred under a Loan and Security Agreement, dated as of August 22, 1996, between the Company, certain subsidiaries of the Company and Foothill.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 1 -  Loan Agreement, dated as of June 5, 1997

     Exhibit 2 -  Pledge and Security Agreement, dated as of
                  June 5, 1997

     Exhibit 3 -  Subordination Agreement, dated as of
                  June 5, 1997

     Exhibit 4 -  Subordinated Promissory Note, dated as of
                  June 5, 1997

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated: June 6, 1997


                         MEI HOLDINGS, L.P.


                           By:  MEI GenPar, L.P.
                                Its General Partner

                             By: HH GenPar Partners
                                 Its General Partner

                                By:  Hampstead Associates, Inc.
                                     Its Managing General Partner

                                  By:  /s/ Daniel A. Decker
                                       -----------------------------------------
                                       Daniel A. Decker
                                       Executive Vice President


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                         MEI GENPAR, L.P.



                           By:  HH GenPar Partners
                                Its General Partner

                             By: Hampstead Associates, Inc.
                                 Its Managing General Partner


                                By: /s/ Daniel A. Decker
                                    --------------------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                         HH GENPAR PARTNERS


                         By: Hampstead Associates, Inc.
                             Its Managing General Partner

                           By: /s/ Daniel A. Decker
                               -------------------------------------------------
                               Daniel A. Decker
                               Executive Vice President


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                         HAMPSTEAD ASSOCIATES, INC.


                         By:  /s/ Daniel A. Decker
                              --------------------------------------------------
                              Daniel A. Decker
                              Executive Vice President


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                         RAW GENPAR, INC.


                         By:  /s/ Robert A. Whitman
                              --------------------------------------------------
                              Robert A. Whitman
                              President

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., Donald
J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                         INMED, INC.


                         By:  /s/ Daniel A. Decker
                              --------------------------------------------------
                              Daniel A. Decker
                              President


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Robert A. Whitman and Daniel A. Decker.

Dated:  June 6, 1997


                          By:  /s/ Donald J. McNamara
                               -------------------------------------------------
                               Donald J. McNamara


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara and Daniel A. Decker.

Dated:  June 6, 1997


                         By:  /s/ Robert A. Whitman
                              --------------------------------------------------
                              Robert A. Whitman


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.

Dated:  June 6, 1997


                         By:  /s/ Daniel A. Decker
                              --------------------------------------------------
                              Daniel A. Decker

                                  INDEX TO EXHIBITS

EXHIBIT            DESCRIPTION

1        Loan Agreement, dated as of June 5, 1997

2        Pledge and Security Agreement, dated as of June 5, 1997

3        Subordination Agreement, dated as of June 5, 1997

4        Subordinated Promissory Note, dated as of June 5, 1997